Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES SPECIAL CASH DIVIDEND

Melville, New York, Tuesday, January 21, 2014......Park Electrochemical Corp. (NYSE – PKE) announced that its Board of Directors has declared a special cash dividend of $2.50 per share payable February 25, 2014 to shareholders of record at the close of business on February 11, 2014. The Company intends to finance this special cash dividend in the total amount of approximately $52 million with bank financing or with its available cash.

Although the Company has not made any decision at this time to repatriate any funds owned by its foreign subsidiaries, the Company plans to record a charge at the end of its current fiscal year ending March 2, 2014 related to the U.S. income tax which would be payable to repatriate foreign owned funds in an after-tax amount necessary to repay its existing $52 million principal amount bank loan from PNC Bank and to pay for the special dividend announced in this news release or to repay any additional loan financing put in place by the Company to pay for such special dividend. At December 1, 2013, the end of the Company’s 2013 fiscal year third quarter, the Company had approximately $291 million of cash and marketable securities, approximately $235 million of which was owned by certain of the Company’s wholly owned foreign subsidiaries.

The Company has retained BofA Merrill Lynch to provide financial advisory services to the Company regarding the special dividend and related matters.

Certain portions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectations. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended March 3, 2013.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

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